N E W S
                                                                   r e l e a s e

[THOMAS LOGO]

        EXECUTIVE OFFICE
        4360 Brownsboro Road, Suite 300
        Louisville, Kentucky  40207-1603
        502/893-4600 0 Fax: 502/895-6618

THOMAS INDUSTRIES REPORTS THIRD QUARTER SALES AND EARNINGS

     Louisville, Ky., October 24, 2003 - Thomas Industries Inc. (NYSE: TII) today reported that earnings for the third quarter of 2003 were the highest for any quarter in the Company's history, while sales for the pump and compressor business were the highest for any third quarter.

     Net income for the quarter, which included a previously announced non-recurring pre-tax gain of $2,272,000 in equity earnings from Genlyte Thomas Group LLC (GTG), was $10,583,000, or $.60 per share, versus $7,985,000, or $.49 per share in the comparable period in 2002. Excluding the non-recurring gain, earnings per share for the third quarter of 2003 would have been $.52, a record for any third quarter in the Company's history. The income tax rate for the quarter was 30.5%, due to an increase in the amount of GTG foreign equity earnings recorded net of tax and the effect of foreign tax rates. The year to date effective tax rate is 33.4%. Net sales for the quarter were $88,985,000, as compared to $59,241,000 a year ago.

     For the first nine months of this year, net income was $28,821,000, or $1.64 per share, compared to $24,042,000, or $1.50 per share in 2002. Excluding the non-recurring gain, earnings per share for the first nine months of 2003 would have been $1.56. Net sales were $277,141,000 versus $155,226,000 a year ago. Sales and net income for the third quarter and first nine months of 2003 include the results of the August 29, 2002, acquisition of Werner Rietschle GmbH & Company.

     For the Compressor Group, sales and operating income were positively impacted for the quarter and nine-months by foreign currency changes from the previous year's periods, by approximately $3,500,000 and $100,000, respectively, in the third quarter, and $9,000,000 and $1,100,000, respectively, for the first nine months.

     In commenting on the third quarter results, Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries Inc., said, "We are pleased with the performance from GTG, where our equity earnings after adjusting for the non-recurring gain increased in excess of 10%. Our third quarter results for our compressor operations, including corporate expenses, declined 14% from the previous year's third quarter. However, our performance was better than our previously disclosed forecast, due to a stronger than expected September for our European and North American operations. Our facility in Schopfheim, Germany, which had been impacted by delayed shipments due to a new ERP implementation in July, was able to meaningfully reduce its backlog."

     The Company is still experiencing weaker market conditions for automotive sales in North America as well as oxygen concentrators and freon recovery equipment in Japan. However, sales increased over the prior year's level in other key markets. Competitive pricing pressures will continue to impact margins into the fourth quarter.

     Commenting further, Brown said, "We will continue to see more of the synergies from the Rietschle transaction in the fourth quarter. However, we are anticipating a cost of $750,000 for relocation to our new Memmingen facility."

     Thomas Industries Inc., headquartered in Louisville, Kentucky, is the recognized leader in the design and manufacture of RIETSCHLE THOMAS brand pumps and compressors for use in global OEM applications, supported by worldwide sales and service for key customer applications and end-user markets. High quality automotive component castings are also a key offering. Other products include WELCH laboratory equipment and OBERDORFER centrifugal and rotary gear liquid pumps. The Company also owns a 32 percent interest in Genlyte Thomas Group LLC, the third largest lighting fixture manufacturer in North America. Thomas has operations in North & South America, Europe, Asia, and Australia.

                                      # # #

     The statements in this press release with respect to future results and future expectations may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of Thomas Industries and the joint venture to meet business sales goals, fluctuations in commodity prices, increased interest costs arising from a change in the companies' leverage or change in rates, the timing of the magnitude of capital expenditures, competitive pricing pressures, a slowing of the overall economy including interruptions to commerce resulting from wars or terrorist attacks, as well as other risks discussed in Thomas' filing with the Securities and Exchange Commission, including its Annual Report and 10-K for the year ended December 31, 2002. Thomas Industries makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

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


                                    THOMAS INDUSTRIES INC.
                               COMPARATIVE SALES AND INCOME (1)
                            (In Thousands Except Per Share Data)


For the three months ended September 30:

                                                                      2003       2002        % Change
                                                                    --------   --------      --------

      Net Sales                                                     $ 88,985   $ 59,241       50.2%

      Cost of Product Sold                                            59,472     38,065
                                                                    --------   --------
      Gross Profit                                                    29,513     21,176

      SG&A Expenses                                                   24,222     15,036
      Equity Income from Lighting (2) (3)                             10,615      7,498
                                                                    --------   --------
      Operating Income                                                15,906     13,638       16.6%
      Interest Expense                                                   951        912
      Interest Income & Other                                            280       -128
                                                                    --------   --------
      Income Before Income Taxes &                                    15,235     12,598       20.9%
         Minority Interest
      Income Taxes                                                     4,647      4,599
                                                                    --------   --------
      Income Before Minority Interest                                 10,588      7,999
      Minority Interest, net of tax                                        5         14
                                                                    --------   --------
      Net Income                                                    $ 10,583   $  7,985       32.5%
                                                                    ========   ========

      Net Income Per Share:
      -- Basic                                                      $    .61   $    .50       22.0%
      -- Diluted                                                    $    .60   $    .49       22.4%
      Dividends Per Share                                           $   .095   $   .085
      Weighted average number
           of common shares outstanding (4):
           -- Basic                                                   17,217     15,894
           -- Diluted                                                 17,594     16,375

For the nine months ended September 30:

                                                                      2003       2002        % Change
                                                                    --------   --------      --------

      Net Sales                                                     $277,141   $155,226       78.5%

      Cost of Product Sold                                           180,753     99,146
                                                                    --------   --------
      Gross Profit                                                    96,388     56,080

      SG&A Expenses                                                   73,994     37,283
      Equity Income from Lighting (3) (5)                             23,645     21,022
                                                                    --------   --------
      Operating Income                                                46,039     39,819       15.6%
      Interest Expense                                                 3,063      2,091
      Interest Income & Other                                            335        157
                                                                    --------   --------
      Income Before Income Taxes &                                    43,311     37,885       14.3%
         Minority Interest
      Income Taxes                                                    14,468     13,829
                                                                    --------   --------
      Income Before Minority Interest                                 28,843     24,056
      Minority Interest, net of tax                                       22         14
                                                                    --------   --------
      Net Income                                                    $ 28,821   $ 24,042       19.9%
                                                                    ========   ========

      Net Income Per Share:
      -- Basic                                                      $   1.68   $   1.55        8.4%
      -- Diluted                                                    $   1.64   $   1.50        9.3%
      Dividends Per Share                                           $  0.275   $  0.255
      Weighted average number
           of common shares outstanding (4):
           -- Basic                                                   17,179     15,471
           -- Diluted                                                 17,527     16,005



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

                                    THOMAS INDUSTRIES INC.
                         COMPARATIVE INDUSTRY SEGMENT INFORMATION(1)
                                        (In Thousands)

For the three months ended September 30:

                                                                      2003       2002        % Change
                                                                    --------   --------      --------

Sales & Operating Revenues:
  Pump and Compressor                                               $ 88,985   $ 59,241       50.2%
  Lighting                                                              --         --
                                                                    --------   --------
      Total                                                         $ 88,985   $ 59,241       50.2%
                                                                    ========   ========

Operating Income (Loss):
  Pump and Compressor                                               $  7,247   $  7,742       -6.4%
  Lighting (2) (3)                                                    10,615      7,498       41.6%
  Corporate                                                           -1,956     -1,602       22.1%
                                                                    --------   --------
      Total                                                         $ 15,906   $ 13,638       16.6%
                                                                    ========   ========

For the nine months ended September 30:

                                                                      2003       2002        % Change
                                                                    --------   --------      --------

Sales & Operating Revenues:
  Pump and Compressor                                               $277,141   $155,226       78.5%
  Lighting                                                              --         --
                                                                    --------   --------
      Total                                                         $277,141   $155,226       78.5%
                                                                    ========   ========

Operating Income (Loss):
  Pump and Compressor                                               $ 27,906   $ 23,303       19.8%
  Lighting (3) (5)                                                    23,645     21,022       12.5%
  Corporate                                                           -5,512     -4,506       22.3%
                                                                    --------   --------
      Total                                                         $ 46,039   $ 39,819       15.6%
                                                                    ========   ========

(1) Includes Rietschle results since August 29, 2002, acquisition date.
(2) Consists of equity income of $10,679,000 in 2003 and $7,547,000 in 2002 from our
    32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $64,000 in 2003 and $49,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.
(3) Includes non-recurring gain of $2,272,000 net of legal fees due to the settlement of GTG's patent infringement lawsuit against Acuity Brands and its Lithonia Lighting Division.
(4) As of October 22, 2003, the actual common shares outstanding are 17,227,674.
(5) Consists of equity income of $23,853,000 in 2003 and $21,172,000 in 2002 from our
    32 percent interest in the Genlyte Thomas Group (GTG) joint venture less $208,000 in 2003 and $150,000 in 2002 related to expense recorded for Thomas Industries stock options issued to GTG employees.


THE FOREGOING UNAUDITED FIGURES HAVE BEEN APPROVED BY THE MANAGEMENT OF THOMAS INDUSTRIES INC. FOR OFFICIAL RELEASE ON THE DATE INDICATED.



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